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WEST COAST BANCORP ANNOUNCES STOCK REPURCHASE PLAN

LAKE OSWEGO, Ore.--Dec. 2, 1998--West Coast Bancorp (Nasdaq: WCBO), the Northwest-based $1.2 billion community bank holding company, announced today that its board of directors has authorized a stock repurchase program. Under the plan the company will buy up to 1.5 million shares of the company's common stock or approximately 10.6 percent of the total common shares currently outstanding. The stock repurchase plan authorizes the company to make scheduled purchases over time through open market transactions, block purchases or through privately negotiated transactions. The plan repurchases will be limited by the anticipated timing of stock option exercises as well as other parameters. The company intends to use existing funds and/or long-term borrowings to finance the repurchases. The repurchased common shares will be available for use under the company's existing stock option plans.

During 1998, West Coast Bancorp among other things has announced the completion of its acquisition of Centennial Bank, reported strong operating performance, issued a 10 percent stock dividend, increased its cash dividend by 25 percent and began a plan to combine its four separate banking affiliates into a single community focused bank. The company feels that it is well positioned in its markets and this repurchase plan is just another piece of the plan to enhance overall long-term shareholder value.

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), and this statement is included for the express purpose of protecting West Coast Bancorp under this Act's safe harbor provisions. The forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, such as the following: general economic conditions; business conditions in the banking industry; year 2000 issues; the regulatory environment; new legislation; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition among financial institutions; fluctuating interest rate environments; and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. West Coast Bancorp undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release.

West Coast Bancorp is a Northwest community bank holding company, operating 40 offices in the western Oregon and Washington markets. West Coast Bancorp is the parent company of The Bank of Newport and Commercial Bank, based in Oregon, and Bank of Vancouver and Centennial Bank, based in Washington. West Coast recently announced its decision to consolidate these four subsidiaries into one commercial bank named West Coast Bank. West Coast Bancorp also operates West Coast Trust, a trust company based in Salem, Oregon. The subsidiaries offer a broad range of banking, investment and trust services.

Contact:     Victor L. Bartruff
             President & CEO
             503-598-3245
             Rodney B. Tibbatts
             Executive Vice President
             503-399-2925

Transmitted on Business Wire December 2, 1998
EDITOR'S NOTE: West Coast Bancorp is not Nasdaq: WCBC (California)